SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           O'SULLIVAN CORPORATION
                ----------------------------------------------
                Name of Registrant as Specified In Its Charter


    ----------------------------------------------------------------------
    Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:________

    (2) Aggregate number of securities to which transaction applies:___________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_________

    (4) Proposed maximum aggregate value of transaction:_______________________

    (5) Total fee paid:________________________________________________________


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:_________________________________________________

    2) Form, Schedule or Registration Statement No.:___________________________

    3) Filing Party:___________________________________________________________

    4) Date Filed:_____________________________________________________________





                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held Wednesday, April 28, 1999




To The Holders of O'Sullivan Corporation Common Stock:

Notice is hereby given that the annual meeting of stockholders of O'Sullivan Corporation will be held on Wednesday, April 28, 1999, at 11:00 a.m., at the Winchester Country Club, 1300 Senseny Road, County of Frederick, Virginia, for the purpose of:

  (a)  Election of directors for the ensuing year;

  (b)  Approval of the appointment of Yount, Hyde & Barbour, P.C.
    	  of Winchester, Virginia as auditors for 1999; and

  (c) Transaction of such other business as may properly come before the meeting.

Enclosed you will find a proxy form, a proxy statement and the Company's 1998 annual report.

Only stockholders of record at the close of business on March 8, 1999 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

The Board of Directors would like to have as many stockholders as possible attend the meeting in person. However, whether or not you plan to be present, please date, sign and mail the enclosed proxy promptly in the enclosed stamped return envelope.

If you plan to attend the meeting in person this year, please complete and return the enclosed Annual Meeting Registration card so that we may better plan the necessary arrangements for the meeting.



                                /s/ C. Bryant Nickerson
                                -----------------------
                                C. BRYANT NICKERSON
                                Secretary, Treasurer and
                                Chief Financial Officer














                                      1
March 26, 1999



                           O'Sullivan Corporation
                             1944 Valley Avenue
                         Winchester, Virginia 22601

                               PROXY STATEMENT
                                     FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 28, 1999




The enclosed proxy is solicited by and on behalf of the Board of Directors of O'Sullivan Corporation (the "Company") for the 1999 annual meeting of stockholders of the Company to be held on April 28, 1999, or any adjournments thereof, for the purposes set forth in the attached notice of annual meeting. This proxy statement and enclosed proxy are being mailed to stockholders on or about March 26, 1999.

Any stockholder executing a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to the Company's Secretary. The giving of this proxy will not affect the right of the stockholder to attend the meeting and vote in person. However, attendance at the meeting will not, without notice of revocation, revoke a proxy for the meeting.

Each holder of record of the Common Stock of the Company, $1.00 par value (the "Common Stock"), at the close of business on March 8, 1999, will be entitled to one vote for each share registered in his or her name on each matter brought before the meeting. At the close of business on March 8, 1999, 15,594,952 shares of the Common Stock were outstanding and entitled to vote.

The enclosed proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein and for the appointment of Yount, Hyde & Barbour, P.C. as auditors, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions. At this time, management is not aware of any matters (other than those specified) that are expected to come before the meeting.
If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies, which confer discretionary authority to vote on such matters, in accordance with their best judgement.

Except for the election of directors, action on a matter submitted to the stockholders at the meeting will be approved if a quorum is present at the meeting and the votes cast in favor of the action exceed the votes cast against it. With respect to the election of directors, the eleven nominees receiving the greatest number of votes cast for the election of directors will be elected, assuming a quorum is present at the meeting. Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorom but will have no effect on the action taken with respect to such
matter.                               2
In addition to the solicitation of proxies by mail, the Company's officers and employees may solicit proxies by telephone, facsimile transmission or personal interview. The Company will bear the cost of all solicitation.


                VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as to the beneficial ownership of the Company's Common Stock by any person known to the Company to be the beneficial owner of more than five percent of such stock as of January 31, 1999.


NAME AND ADDRESS OF         NUMBER OF SHARES          PERCENT
 BENEFICIAL OWNER          BENEFICIALLY OWNED         OF CLASS

 Arthur H. Bryant II 	(1)       2,409,084               15.4%
 P. O. Box 2929
 Winchester, VA 22604

 Magalen O. Bryant   	(2)         940,148                6.0%
 Locust Hill Farm
 Middleburg, VA 22117

 John C. O. Bryant   	(1)         822,549                5.3%
 P.  O. Box 247
 Middleburg, VA 20118-0247

 Dimensional Fund    	(3)         840,178                5.4%
 Advisors, Inc.
 1299 Ocean Avenue
 11th Floor
 Santa Monica, CA 90401

 Tweedy Browne Co. L.L.C.(4)        858,330                5.5%
 52 Vanderbilt Avenue
 New York, NY 10017

(1) To the best knowledge of the Company, and except as described in the footnotes to the table of ownership of Common Stock by directors set forth below, Mr. Arthur H. Bryant II and Mr. John C. O. Bryant have sole voting and investment powers with respect to shares shown as owned by them. The information in this table relating to beneficial ownership of shares of Common Stock by Mr. Arthur H. Bryant II and Mr. John C. O. Bryant is based solely on a review of filings with the Securities and Exchange Commission (the "Commission").

(2) To the best knowledge of the Company, Mrs. Bryant has sole voting and investment powers with respect to 231,287 shares of Common Stock and shared voting and investment powers with respect to 708,861 shares of Common Stock (which shares are held in a trust of which Mrs. Bryant is co-trustee). This information is based on a review of filings by Mrs. Bryant with the Commission and on certain other information provided by Mrs. Bryant.

(3) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership as of December, 31, 1998 of the shares of Common Stock set forth above, all of which shares are
                                      3
     held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, in series of the DFA Investment Trust Company, a Delaware business trust, or by the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, with respect to all of which Dimensional serves as investment manager. The Company has also been advised that Dimensional disclaims beneficial ownership of all such shares. The foregoing is based on a review of a filing with the Commission and on certain other information provided by Dimensional to the Company.

(4) Tweedy Browne Co. L.L.C., a registered investment advisor, is deemed to have beneficial ownership of the shares of Common Stock set forth above, all of which shares are held in the accounts of various customers of Tweedy Browne Co. L.L.C., with respect to which accounts Tweedy Browne Co. L.L.C. has investment discretion (the "TBC Accounts"), and with respect to certain of which it has obtained sole or shared voting power. The Company has also been advised that Tweedy Browne Co. L.L.C. disclaims beneficial ownership of the shares of Common Stock held in the TBC Accounts. The foregoing is based on review of a filing with the Commission dated as of April 3, 1998.


                       ITEM ONE-ELECTION OF DIRECTORS

A Board of eleven directors of the Company is to be elected at the meeting to serve until the next annual meeting or until their successors are elected. On January 12, 1999, Mrs. Magalen O. Bryant resigned from the Board of Directors. She will not seek reelection in 1999. The Board of Directors elected Mr. John C. O. Bryant, Mrs. Bryant's son, to fill the vacancy created by Mrs. Bryant's resignation. Each of the nominees listed below is presently a director of the Company. Each nominee was elected by the stockholders at the last annual meeting for a term expiring at the 1999 annaul meeting, except for Mr. John C. O. Bryant who was appointed by the Board of Directors on January 12, 1999, and John S. Campbell, President and Chief Executive Officer of the Company, who was appointed as a director by the Board of Directors on October 27, 1998.

Each director nominee has agreed to serve if elected. If any nominee is unable or unavailable to serve, a circumstance which is not expected, the proxy may be voted for the election of other persons that may be nominated during the meeting, except that any proxy that is marked to withhold authority to vote for election of directors will not be voted for any nominee.

The names of the nominees and certain information concerning their business experience and other matters are set forth below.

NAME, AGE, COMPANY POSITIONS,     DIRECTOR     COMMON STOCK   PERCENT
PRINCIPAL OCCUPATION AND            SINCE      BENEFICIALLY   OF CLASS
DIRECTORSHIPS IN PUBLIC                        OWNED AS OF
CORPORATIONS                                     1/31/99

C. Hugh Bloom, Jr.,     65          1990          17,403(3)     0.1%
Easton, Pennsylvania,
Retired
Vice President, C.F. Martin & Co., Inc.



                                      4
Arthur H. Bryant, II,   56          1967       2,409,804(1)(2) 15.4%
Winchester, Virginia,                                    (3)
Chairman of the Board;
Chairman and Chief Executive Officer of the
Company, 1986-1995

John C. O. Bryant,      32          1999         822,549(1)(3)  5.3%
Nokesville, Virginia,
President and Chief Executive Officer,
Atlantic Computing Services

Robert L. Burrus, Jr.,  64          1995          14,000(3)     0.1%
Richmond, Virginia,
Partner, McGuire, Woods, Battle
& Boothe, LLP, a law firm
retained by the Company for a number
of years; Director, CSX Corporation, Concepts
Direct, Inc., Heilig-Meyers Company,
S & K Famous Brands, Inc. and
Smithfield Foods, Inc.

John S. Campbell,       48          1998          76,953(1)(3)  0.5%
Winchester, Virginia,
President and Chief Executive Officer
of the Company, 1998 - present;
Vice President, 1986-1998

Max C. Chapman, Jr.,    55          1989         141,002(1)(3)  0.9%
Scarborough, New York,
Chairman, Nomura Holding
America Inc.; Director,
The Nomura Securities Co., Ltd.

James T. Holland,       58          1984         115,015(1)(3)  0.7%
Winchester, Virginia,
President and Chief Executive Officer
of the Company, 1995-1998;
President and Chief Operating
Officer, 1986-1995; Executive Vice President,
1984-1986; Vice President and Treasurer,
1979-1984

R. Michael McCullough,  60          1995          13,000(3)     0.1%
McLean, Virginia,
Retired Senior Chairman,
Booz Allen & Hamilton,
Director, Host Marriott Services Corp.,
Interstate Hotel Corporation and
Watson-Wyatt Worldwide, Corp.

Stephen P. Munn,        56          1995          13,000(3)     0.1%
Syracuse, New York,
Chairman, Chief Executive Officer and
Director, Carlisle Companies
Incorporated; Trustee, Prudential Securities
Mutual Funds


                                      5
Timothy J. Sandker,     50          1997          11,000(3)     0.1%
Madison, Indiana,
President, Rotary Lift Division
of Dover Corporation

Leighton W. Smith, Jr., 59          1997          11,000(3)     0.1%
Fairfax, Virginia,
Admiral, United States Navy,
Retired

All Executive Officers and Directors as a
group (17 persons)                             3,737,773(1)(2) 24.0%
                                                         (3)

In addition to Mr. Holland and Mr. J.S. Campbell, the remaining executive officers named in the summary compensation table beneficially owned the following shares of Common Stock at January 31, 1999:



                                COMMON STOCK
                                BENEFICIALLY
                                 OWNED AS OF         PERCENT
  NAME AND TITLE                   1/31/99           OF CLASS


John P. Crowther,
Vice President                     14,059(1)(3)         0.1%

C.Bryant Nickerson,
Secretary, Treasurer and           22,510(1)(3)         0.1%
Chief Financial Officer

Ewen A. Campbell,
Vice President                     11,616(3)            0.1%

James L. Tremoulis,
Vice President                     15,976(3)            0.1%

(1) Includes the following shares held by the spouses, children or associates of the following directors and officers, which shares may be deemed held subject to shared voting and investment powers: Arthur H. Bryant,II, 16,466 shares; Max C. Chapman, Jr., 5,000 shares; James T. Holland, 18,119 shares; John C. O. Bryant, 2,810 shares; John P. Crowther, 1,000 shares; C. Bryant Nickerson, 100 shares.

(2) Includes 1,129,860 shares held by the Bryant Foundation, of which Mr. Bryant is President and a Trustee.

(3) Includes the following shares that may be acquired under stock options which are exercisable on January 31, 1999 or within 60 days thereafter: John S. Campbell, 76,802 shares; all executive officer and directors as a group, 264,988 shares; John P. Crowther, 2,310 shares;
    C. Bryant Nickerson, 21,560 shares; Ewen A. Campbell, 11,116 shares; and James L. Tremoulis, 15,700 shares. Also includes for each director
    (other than Mr. Campbell) the following shares which may be acquired under currently exercisable stock options granted under the Company's 1995 Outside Directors Stock Option Plan: Messrs. Bloom, A.H. Bryant, Burrus,
                                      6
    Chapman, McCullough and Munn, 13,000 shares each; Messrs. Smith and Sandker, 11,000 shares each and Messrs. Holland and John C. O. Bryant, 10,000 shares each.


           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, certain officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Commission. Specific due dates for these reports are established by the Commission, and the Company is required to report in this proxy statement any failure to file such reports on a timely basis for the last completed fiscal year. Mr. John
C. O. Bryant failed to timely file a Form 3 with the Commission following his election to the Board of Directors. He filed a Form 3 thirty-one days late. There were no other known failures of any officer, director or greater than ten percent shareholder to file in a timely manner the required reports.
In making this statement, the Company has relied on the written representations of its directors, such officers and greater than ten percent shareholders, and on copies of the reports that they have filed with the Commission.


                    COMMITTEES OF THE BOARD OF DIRECTORS
                           AND MEETING ATTENDANCE

During 1998, four regular quarterly Board of Directors meetings were held. Each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and any of the committees on which they served.

The Board of Directors has an Audit Committee which consists of Messrs. Burrus, McCullough, Bloom, Sandker and Smith. All members of the Audit Committee are outside directors. Mr. Burrus serves as Chairman of the Audit Committee. The Committee met two times during 1998. The principal responsibilities of the Audit Committee are to direct the activity of the external audit functions, recommend the selection of external auditors to the Board of Directors, provide for the continuing review of the underlying internal controls of the Company, and review published financial reports of the Company.

There is a Compensation and Stock Option Committee of the Board of Directors which consists of Messrs. A.H. Bryant, Chapman, McCullough and Munn. No member of the Compensation and Stock Option Committee is an employee of the Company. Mr. McCullough serves as Chairman of this Committee. The Committee met three times during 1998. The Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers and directors. Mr. Holland was appointed to the Committee in January of 1999. The Stock Option Plan Subcommittee of the Committee, which consists of Messrs. Chapman and Munn, administers the 1995 Stock Option Plan and determines the key employees who should receive awards under the 1995 Stock Option Plan and the number of shares to be granted under such awards.

There is a Nominating Committee of the Board of Directors which consists of Messrs. A. H. Bryant, Chapman and Holland. No member of the Nominating Committee is an employee of the Company, except that Mr. Holland served as President and Chief Executive Officer of the Company until July 31, 1998.
                                      7
Mr. Chapman serves as Chairman of this Committee. The Committee, if so requested by the Board of Directors, recommends to the Board of Directors candidates for election as directors. The Committee did not meet in 1998. The Nominating Committee will consider nominations from stockholders. Any stockholder who wishes to make a nomination for a director must advise the Secretary of the Company in writing, mailed no later than ten days before the date of the stockholders' meeting, of the name, address and business background of the nominee.


                          COMPENSATION OF DIRECTORS

A fee of $2,500 per quarter is currently paid to each outside director as a retainer. An additional $2,500 attendance fee is paid to each outside director for attendance at regularly scheduled meetings of the Board of Directors, which are held four times a year. Non-employee directors who are committee members are paid $500 for each committee meeting held on the date of a regularly scheduled Board of Directors meeting and $750 for each meeting held on a date other than the date of a regularly scheduled Board of Directors meeting. Expenses incurred in connection with attending meetings are normally borne by the directors. Each non-employee director automatically receives in the first year that he becomes a non-employee director an option to purchase 10,000 shares of Common Stock of the Company under the 1995 Outside Directors Stock Option Plan. On every April 25th thereafter, each non-employee director receives an option to purchase an additional 1,000 shares of the Common Stock. The price of each option is equal to the fair market value of the Common Stock on the date the option is granted. All options awarded under the plan are nonstatutory stock options.


                           EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain information concerning annual and long-term compensation paid to or accrued on behalf of the President and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the years 1998, 1997, and 1996.

                                                Long Term
                                               Compensation
                                               ------------
                       Annual Compensation        Awards
                       -------------------        ------
                                                Securities
                                                Underlying
Name and Principal                               Options     All Other
    Position        Year    Salary($)   Bonus($)   (#)     Compensation($)


John S.             1998    $255,367   $ 44,707   50,000   $   16,856(1)
Campbell            1997     190,100     13,178    7,521       14,603
President and Chief 1996     190,100        - -    4,000       12,980
Executive Officer




                                      8
James T.            1998    $229,894   $    - -      - -   $   25,043(2)
Holland             1997     345,390        - -   13,636    1,949,453
Retired President   1996     345,390        - -    5,000       87,197
And Chief Executive
Officer

John P.             1998    $194,600   $  25,000     - -   $   16,261(3)
Crowther            1997     181,257      40,000   2,107       14,200
Vice President      1996     175,648      37,200     - -       13,349

C. Bryant           1998    $160,426   $  25,000     - -   $   17,006(4)
Nickerson           1997     153,100         - -   5,922       14,442
Secretary,          1996     153,100         - -   3,000       14,062
Treasurer and Chief
Financial Officer

Ewen A.             1998    $149,850   $  25,000     - -   $   15,263(5)
Campbell            1997     143,100      15,000   5,579       12,756
Vice President      1996     138,100         - -   2,000       12,980

James L.            1998    $143,100   $   9,053     - -   $   13,034(6)
Tremoulis           1997     143,100         - -   5,579       13,101
Vice President      1996     143,100         - -   2,000       12,112

(1) This amount consists of Company contributions under the Retirement Savings Plan ($7,998) and amounts accured under the Company's deferred compensation program ($8,858).

(2) This amount consists of Company contributions under the Retirement Savings Plan ($6,777) and the portion of the cash surrender value of a split dollar life insurance policy that was paid to Mr. Holland's designated beneficiary under the policy when the policy was terminated ($18,266).

(3) This amount consists of Company contributions under the Retirement Savings Plan ($7,995) and amounts accrued under the Company's deferred compensation program ($8,266).

(4) This amount consists of Company contributions under the Retirement Savings Plan ($7,061) and amounts accrued under the Company's deferred compensation program ($9,945).

(5) This amount consists of Company contributions under the Retirement Savings Plan ($6,957) and amounts accrued under the Company's deferred compensation program ($8,306).

(6) This amount consists of Company contributions under the Retirement Savings Plan ($6,222) and amounts accrued under the Company's deferred compensation program ($6,812).


Deferred Compensation Program

The Company maintains a deferred compensation program for key employees of the Company. Under this program, the Company has agreed to pay to each covered employee a certain sum annually for fifteen years upon his retirement or, in the event of his death, to his designated beneficiary. The annual amount payable to each of the Named Executive Officers upon retirement at
                                      9
age 65 is as follows:  Mr. J.S. Campbell, $60,000, Mr. Holland, $150,000,
Mr. Crowther, $40,000, Mr. Nickerson, $50,000, Mr. E.A. Campbell, $40,000, and Mr. Tremoulis, $46,000. A benefit is also paid if the employee terminates employment (other than by the executive's voluntary action or discharge for cause) after at least 10 years of employment with the Company. The program provides that benefits in specified amounts may be paid to executives who retire after reaching the age of 50 and completing at least 20 years of service with the Company. In each event, the amount of the benefit depends on the employee's years of service with the Company (with the full benefit paid only if the employee has completed 25 years of service).

The Company has purchased individual life insurance contracts with respect to each employee covered by this program. The Company is the owner and beneficiary of these insurance contracts. The employees are general creditors of the Company with respect to these benefits.


Retirement and Employment Continuity Agreements

Retirement Agreement

The Company and Mr. Holland entered into a retirement agreement in 1997. Under the terms of the agreement, Mr. Holland retired as an officer and employee of the Company, and as director, officer and employee of all affiliates of the Company, on July 31, 1998. He continues to serve as a director of the Company. The Company has purchased a commercial annuity in the principal amount of $974,724, which provides for 180 equal monthly payments to the Company. The Company has begun to pay Mr. Holland 180 monthly payments, each equal in amount to the amount of the monthly annuity payments that the Company receives under the commercial annuity. The annuity is owned exclusively by the Company. Mr. Holland has no claims in or rights against the annuity or the payments made from the annuity.

Mr. Holland was treated upon his retirement as having completed 25 years of service with the Company for purposes of the Company's deferred compensation program, and is entitled to receive the full benefit payable under the deferred compensation program. The Company made a lump sum payment to Mr. Holland of his accrued and unused vacation pay when he retired, and paid him a $ 25,000 retainer to be available to provide consulting services to the Company. Mr. Holland is released under the retirement agreement for any claims relating to his employment.

Employment Continuity Agreements

The Company has entered into employment continuity agreements with key management executives, including Messrs. J.S. Campbell, Crowther, Nickerson, E.A. Campbell and Tremoulis, which provide certain compensation and benefits in the event of a change of control. Each agreement is effective for three years and is automatically extended for an additional three-year period, unless the Company notifies the executive that the agreement will not be extended. Mr. Holland's employment continuity agreement was terminated when he entered into the retirement agreement described above.

The agreements provide that, in the event of a change of control of the Company, each executive will continue to be employed by the Company for a one-year period following the change of control and will continue to receive a salary and annual bonus at least equal to twelve times the highest monthly salary and bonus that were paid or are payable to the executive for the
                                      10
twelve-month period immediately preceding the change of control. The executive will also be entitled during this one-year period to employee benefits, fringe benefits, expense reimbursements, vacation, and office support that are at least as favorable as were provided to the executive during the 90-day period immediately preceding the change of control. If, during the one-year employment period following the change of control (the "Employment Period"), the Company terminates the executive's employment without cause or the executive voluntarily terminates employment "for good reason", the Company will pay to the executive a lump sum cash amount equal to the sum of the following amounts: (i) any salary, elective nonqualified deferred compensation, and accrued vacation that have not yet been paid to the executive, (ii) the largest annual salary paid or payable to the executive for the Employment Period as annualized, and (iii) the greater of the largest bonus paid or payable to the executive for the Employment Period (as annualized) or the bonus paid to the executive for the twelve-month period immediately preceding the change of control. In addition, the Company will continue the executive's automobile allowance for twelve months following his termination of employment. An executive shall be deemed to have terminated employment "for good reason" if he is assigned duties inconsistent with his position, authority or responsibilities, the Company fails to provide him with the salary, bonus, benefits, support staff and vacation to which he is entitled during the Employment Period, he is assigned to an office or location that is located more than 35 miles from the office where he was assigned at the time of the change of control, or the Company attempts to terminate his employment other than as permitted under the agreement or fails to require a sucessor to assume the agreement.

If the executive's employment is terminated on account of his disability or death, or he voluntarily terminates employment other than "for good reason" during the Employment Period, the executive (or his legal representative) will be paid any salary which has not yet been paid, any elective nonqualified deferred compensation and accrued vacation that has not yet been paid, and a pro-rated bonus. In the event the executive is terminated for cause during the Employment Period, he will be paid any base salary that has not yet been paid and any compensation previously deferred by the executive. If the executive continues in employment with the Company through the last day of the Employment Period, the executive will receive a lump sum payment equal to the largest annual salary (as annualized) that was paid or payable to the executive during the Employment Period.

A change of control is deemed to have occured under the agreement if (i) any individual, entity or group acquires, other than from the Company, 20% or more of the outstanding shares of common stock of the Company or the combined voting power of the Company's voting securities (subject to certain exceptions),
(ii) the individuals who constitute the Board as of the date of the agreement cease to constitute at least a majority of the Board, other than as a result of an election of a director by the stockholders, whose election or nomination for election was approved by a majority of the members of the
Board (unless in connection with an actual or threatened election contest),
(iii) the Company's stockholders approve a reorganization, merger, share exchange, or consolidation in which all or substantially all of the individuals or entities who were stockholders immediately prior to such transaction cease to own (directly or indirectly) more than 60% of the outstanding shares of common stock or the combined voting power of the voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership in the Company before the transaction, or (iv) a complete liquidation of the Company, or a sale or disposition of all or substantially all of the assets of the Company occurs
                                      11
(other than to a corporation of which more than 60% of the outstanding shares of common stock and the combined voting power following such sale or disposition is owned by all or substantially all of the stockholders of the outstanding shares of common stock or combined voting power of the Company before the sale in substantially the same proportion as their ownership in the Company immediately before the sale or disposition).


Retirement Savings Plan

The Company maintains a Retirement Savings Plan (the "Plan") that covers all employees of the Company and its Subsidiaries who are not covered under a collective bargaining agreement and who satisfy certain minimum age and service requirements. The Plan permits participants to make pre-tax contributions of a portion of their annual compensation pursuant to the provisions of Section 401(k) of the Internal Revenue Code. The Company may, in its discretion, make a matching contribution for those participants who make pre-tax contributions. Such matching contributions may equal up to 100% of a participant's pre-tax contributions, but may not exceed 2% of each participant's compensation for the year. The Company may also make, in its discretion, a contribution equal to 3% of a participant's compensation for the year, without regard to whether the participant made a contribution to the Plan. The Plan permits participants to make after-tax contributions of a portion of their annual compensation.

During 1998, total Company contributions to the Plan for eligible employees consisted of a contribution of 3% of each eligible participant's annual compensation, plus a matching contribution on each participant's pre-tax or after-tax contributions of up to 2% of the participant's annual compensation.


Stock Option Plans

The Company maintains a 1995 Stock Option Plan. The following tables provide information with respect to stock options that were granted to the Named Executive Officers under the 1995 Stock Option Plan during 1998. No stock appreciation rights ("SARS") were granted to the Named Executive Officers during 1998.




















                                      12
                     OPTION GRANTS IN LAST FISCAL YEAR

                                                                  Potential
                                                              Realizable Value
                                                              At Assumed Annual
                                                               Rates of Stock
                                                             Price Appreciation
                              Individual Grants            For Option Terms (2)
                              -----------------            --------------------
                                 Percent
                     Number of  Of Total
                    Securities  Options
                    Underlying Granted To
                      Options   Employee  Exercise  Expir-
                      Granted  In Fiscal  Price     ation
    Name                (#)      Year    ($/Share)  Date      5% $     10%$

John S. Campbell    50,000 (1)   100%      7.87   10-26-08  641,377  1,021,286

James T. Holland     -- --      -- --     -- --      -- --    -- --      -- --

John P. Crowther     -- --      -- --     -- --      -- --    -- --      -- --

C. Bryant Nickerson  -- --      -- --     -- --      -- --    -- --      -- --

Ewen A. Campbell     -- --      -- --     -- --      -- --    -- --      -- --

James L. Tremoulis   -- --      -- --     -- --      -- --    -- --      -- --

(1) The option granted to Mr. Campbell became fully exercisable as of October 27, 1998. The option will cease to be exercisable upon the earlier of (i) the date on which the option holder terminates employment for any reason other than death or disability, (ii) one year from his termination of employment on account of disability, (iii) three months from termination of his employment on account of death, or (iv) October 26, 2008. The option is not transferable by the option holder other than by will or by the laws of descent and distribution.

(2) The amounts disclosed as the potential realizable value are the result of calculations at the 5% and 10% assumed rates of appreciation for the full ten year term of the option, as permitted by the Commission. These amounts are not intended to forecast potential future appreciation of the price of the Common Stock.















                                      13
                         AGGREGATED OPTION EXERCISES
                              IN LAST FISCAL YEAR
                         AND FY-END OPTION VALUES (1)

                              Number Of
                              Securities
                              Underlying                    Value Of
                              Unexercised                 Unexercised In-
                                Options                  the-Money Options
                              At FY-End (#)                At FY-End ($)


     Name              Exercisable/Unexercisable    Exercisable/Unexercisable

John S. Campbell            79,302  /	  - -             112,758  /   - -

James T. Holland (2)           - -  /	  - -                 - -  /   - -

John P. Crowther             2,310  /	  - -                  20  /   - -

C. Bryant Nickerson         24,060  /	  - -              10,201  /   - -

Ewen A. Campbell            11,116  /	  - -               3,118  /   - -

James L. Tremoulis          18,200  /	  - -              12,751  /   - -

(1) No stock options were exercised by any of the Named Executive Officers during 1998. The Company has not granted any stock appreciation rights to the Named Executive Officers.

(2) Mr. Holland's options ceased to be exercisable when he terminated employment on July 31, 1998.


Report of Compensation and Stock Option Committee on Executive Compensation

The Compensation and Stock Option Committee (the "Committee") is composed solely of Directors who are not employees of the Company. The Committee reviews and recommends to the Board of Directors actions to implement a compensation structure that is intended to enhance the profitability of the Company. The compensation of the Company's senior executives is structured as a combination of salary, annual cash bonuses dependent on profitability and other objective and subjective performance-based criteria, stock options, and a deferred compensation program. This compensation structure is intended to allow the Company to attract and retain qualified senior executives and align the financial interests of senior executives with those of the Company's shareholders.

At the beginning of 1998, the Committee reviewed proposals submitted by management for annual salaries and bonus opportunities for the Company's senior executives. The Committee determined the amount of the salary and projected bonuses to be paid to the Company's senior executives for the year based on management's recommendations and subjective factors. In making its determination, the Committee reviewed a report prepared for the Company by a compensation consulting firm. The report analyzed market cash compensation levels for executive positions identical or comparable to the positions held by the Company's senior executives. The analysis was based on executive compensation data for companies in the chemicals, plastics and non-durable
                                      14
goods manufacturing industries which have annual revenues similar to the Company's annual revenues and which also have a national recruiting base for executive talent. The data used by the compensation consulting firm to prepare its report was obtained from several national executive compensation surveys. In addition to reviewing the compensation consulting firm's report, the Committee reviewed publicly available information concerning executive compensation for a principal competitor and an executive compensation survey.

The Committee considered the composite compensation data used by the compensation consulting firm and the executive compensation survey as appropriate bases for analyzing the compensation levels of the Company's executives because many of the Company's peers are not public companies and thus do not publicly disclose information concerning the compensation of their executives, other than through voluntary participation in surveys.
The Committee also considered the compensation information for the principal competitor a relevant basis for reviewing the compensation levels of the Company's executives because such competitor is a peer company that compares its cumulative total shareholder return to that of the S&P Chemicals (Specialty) Index, as does the Company. The Company does not use the companies in the S&P Chemicals (Specialty) Index for comparison of executive compensation because the Company's most direct business competitors and its competitors for executive talent are not the same as the companies included in that index.

Mr. Holland's salary for 1998 was set at the same level as his salary for 1997 and he was not included in any bonus program because of his scheduled retirement under terms of the retirement agreement that he and the Company entered into in 1997. The 1998 salaries for the Company's other senior executives were set at levels generally consistent with the median salary levels derived from the comparative compensation data described above. The 1998 bonus program for the Company's senior executives (excluding Mr. Holland) was structured to give each executive the opportunity to receive a bonus based on the Company's 1998 net profit before bonuses and income taxes
(PBT), the Company's attainment of target cost savings goals and the executive's achievement of performance objectives specifically related to his responsibilities and duties. Executives were not entitled to receive any bonus under the program unless more than 75% of the PBT target for the year was achieved.

The threshold PBT target established under the 1998 bonus program was achieved. As a result, bonuses were paid to the Company's senior executives (excluding Mr. Holland) in accordance with the terms of the program. In addition, the bonuses for three of the Company's senior executives were increased to recognize outstanding individual performance during the year.

Mr. Campbell was chosen by the Board of Directors to succeed Mr. Holland as President of the Company in July of 1998. After Mr. Campbell became President, the Committee reviewed his then current compensation and benefits to determine what adjustments should be made in light of his new position and responsibilities. The Committee also requested that Mr. Holland provide recommendations as to what adjustments would be appropriate. Based on recommendations received by the Committee from Mr. Holland, Mr. Campbell's salary for 1998 was increased to $250,000. No change was made to his bonus opportunity under the 1998 bonus program, other than to reflect the increase in his salary. As a result, Mr. Campbell's bonus under the 1998 bonus program was computed based on his new salary. Mr. Campbell's salary and bonus will be reviewed by the Committee in subsequent years based on comparative compensation data similar to data used to set senior executives'
                                      15
salaries and bonus opportunities for 1998.

The Company has traditionally granted long-term incentive compensation in the form of stock options. The Committee considers stock options to be an important means of compensating executives for their efforts and insuring that executives are provided with an incentive to increase the profitability of the Company and the market value of the Company's stock. Mr. Campbell was granted 50,000 stock options under the Company's 1995 Stock Option Plan after he was appointed President to further align his interests with those of the Company's shareholders and to create an incentive for him to increase the profitability of the Company.

The Company maintains a deferred compensation program that provides benefits in specified amounts to the Company's senior executives upon their retirement at age 65 or death, or upon their termination of employment (other than by the executive's voluntary action or discharge for cause) after at least ten years of employment with the Company. The program also provides that benefits in specified amounts may be paid to executives who retire after reaching age 50 and completing at least 20 years of service with the Company. The deferred compensation program is intended to provide executives with an additional incentive to remain with the Company. Each of the Company's senior executives participates in the deferred compensation program.

During 1998, the Committee reviewed the projected annual benefits payable under the deferred compensation program to senior executives other than Mr. Holland (whose deferred compensation benefit had been fixed under the terms of his retirement agreement). The Committee considered whether the deferred compensation program, when combined with the other available sources of postretirement income (such as the Company's Retirement Savings Plan), provided a level of postretirement income comparable to the level of postretirement income typically provided by other companies. The Committee reviewed income replacement targets recommended by the Company's compensation consulting firm, other available sources of postretirement income for senior executives and the relative financial impact on the Company of increasing the benefits payable under the deferred compensation program. The Committee concluded that the annual deferred compensation benefit payable to each senior executive should be increased by $10,000 this year, and reviewed for possible increases in subsequent years.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of compensation that will be deductible by the Company each year with respect to each of the President and the four other most highly compensated executive officers. The cash compensation level of the Company's executives is currently below the $1,000,000 limit. The Company's 1995 Stock Option Plan is structured to comply with an exemption from the Section 162(m) limitation for performance-based compensation.

When setting compensation, the Committee takes into account the complexity of the Company's business and the need for strong, involved management. The Committee also takes into account the substantial changes that have occurred during recent years in the Company's business and the business environment in which the Company competes, and the special efforts made by senior management to continue the Company's profitability despite significant economic pressures and competition. In light of these considerations, the Company has entered into employment continuity agreements with certain key executives, including Mr. Campbell. The employment continuity agreements are designed to insure that the Company's business and operations continue
                                      16
to be managed with a minimum of disruption in the event of a change of control of the Company.

The foregoing report was furnished by the Compensation and Stock Option
Committee.


				R. Michael McCullough, Chairman
				Arthur H. Bryant, II
				Max C. Chapman, Jr.
				Stephen P. Munn



                           COMPARATIVE PERFORMANCE

The following graph compares the yearly percentage change in the cumulative total stockholder return of the Common Stock against the cumulative total return of (i) the S&P Composite 500 Stock Index and (ii) the S&P Chemicals (Specialty) Index.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         O'SULLIVAN CORPORATION, S&P 500 AND S&P CHEMICALS-SPECIALTY

 Measurement Period      O'Sullivan                S&P Chemicals-
(Fiscal Year Covered)    Corporation    S&P 500       Specialty
---------------------    -----------    -------    --------------
December 1993               100.00       100.00        100.00
December 1994               107.18       101.32         87.30
December 1995               121.99       139.40        114.75
December 1996               133.11       171.40        117.69
December 1997               132.95       228.59        145.74
December 1998               127.86       293.91        124.11




                       ITEM TWO-SELECTION OF AUDITORS

Yount, Hyde & Barbour, P.C., a firm of certified public accountants in Winchester, Virginia, has served as auditors of the Company for several years. The Board of Directors recommends their appointment for 1999 and will ask the stockholders to approve such appointment. Representatives of the auditing firm are expected to be present at the stockholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.




                            STOCKHOLDER PROPOSALS

Any stockholder desiring to make a proposal to be acted upon at the 2000 Annual Meeting tentatively scheduled for Wednesday, April 26, 2000, must present such proposal to the Company at its principal office in Winchester, Virginia not later than November 26, 1999, in order for the proposal to be considered for inclusion in the Company's proxy statement. Additionally,
                                      17
any stockholder who wishes to make a proposal from the floor at the 1999 annual stockholders' meeting must advise the Secretary of the Company in writing, mailed no later than April 17, 1999, of the nature of the proposal.



                                MISCELLANEOUS

The 1998 annual report to stockholders, containing financial statements and pertinent footnotes thereto, is included with the mailing of this proxy statement.




                            /s/ C. Bryant Nickerson
                            -----------------------
                            C. BRYANT NICKERSON
                            Secretary, Treasurer and
                            Chief Financial Officer






































                                      18
                                   [FRONT]
PROXY                                                             COMMON STOCK
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF O'SULLIVAN CORPORATION

The undersigned hereby appoints A.H. Bryant II and J.S. Campbell and each of them, proxies for the undersigned, with power of substitution, to vote all the shares of the Common Stock of O'Sullivan Corporation with the same force and effect as the undersigned at the annual meeting of the stockholders of O'Sullivan Corporation on WEDNESDAY, APRIL 28, 1999 and any adjournment thereof. The matters to be voted upon at this stockholders' meeting are listed on the other side. PLEASE READ EACH ITEM CAREFULLY.

This proxy may be revoked at any time before it is voted, and the giving of this proxy will not affect the right of the stockholder to attend the meeting and vote in person. This proxy will be voted as specified and in the absence of direction will be voted FOR each of the matters listed.

The management does not know any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be presented for action according to their judgement in light of conditions then prevailing.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement attached thereto.

                           CONTINUED ON OTHER SIDE

                                   [BACK]
THE MATTERS TO BE VOTED UPON ARE:                                    ####
A. The election of directors for the ensuing year:
   [ ] For all nominees listed:
       C.H. Bloom, Jr.  A.H. Bryant II    J.C.O. Bryant   R.L. Burrus, Jr.
       J.S. Campbell    M.C. Chapman, Jr. J.T. Holland    R.M. McCullough
       S.P. Munn        T.J. Sandker      L.W. Smith, Jr.
   [ ] For all nominees listed above except as marked to the contrary below
       (Instruction: to withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

       ---------------------------------------------------------------------
   [ ] Withhold authority to vote for all nominees lsited above.
B. Approval of the appointment of Yount, Hyde and Barbour, P.C. of Winchester, Virginia as auditors for the company for the ensuing year.
   [ ] FOR     [ ] AGAINST      [ ] ABSTAIN
C. Upon such other matters as may properly come before the meeting.

                                       ------------------------ ---------
                                       SIGNATURE                DATE

                                       ------------------------ ---------
                                       SIGNATURE                DATE
Please sign, exactly as the name appears above, date, and return this proxy using the enclosed envelope. When shares are owned by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a Corporation, please sign in full Corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.